Exhibit 2

Advance Notice Policy

Introduction

New Gold Inc. (the “Company”) is committed to: (i) facilitating an orderly and efficient process for the nomination of directors at meetings of shareholders of the Company; (ii) ensuring that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allowing shareholders to cast an informed vote after having been afforded reasonable time for deliberation.

The purpose of this Advance Notice Policy (the “Policy”) is to establish the conditions and framework under which holders of record of common shares of the Company may exercise their right to submit director nominations by fixing a deadline by which such nominations must be submitted by a shareholder to the Company prior to any annual or special general meeting of shareholders called for the election of directors, including without limitation setting forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form.

The following provisions of this Policy shall govern the nomination of directors of the Company:

Nominations of Directors

1.	Only persons who are eligible under the Act (as defined below) and nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board of directors of the Company (the “Board”) may be made at any annual general meeting of shareholders, or at any special general meeting of shareholders if one of the purposes for which the special general meeting was called was the election of directors:
(a)	by or at the direction of the Board, including pursuant to a notice of meeting;
(b)	by or at the direction or request of one or more shareholders pursuant to a requisition for a general meeting made in accordance with section 167 of the Act or pursuant to a “proposal” made in accordance with section 188 of the Act; or
(c)	by any person (a “Nominating Shareholder”) who: (A) at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this Policy and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership; and (B) complies with the notice procedures set forth below in this Policy.
2.	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with paragraph 3 and paragraph 5 below) and in proper written form (in accordance with paragraph 4 and paragraph 5 below) to the Secretary of the Company at the principal executive offices of the Company.
3.	To be timely, a Nominating Shareholder’s notice to the Secretary of the Company must be made:

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(a)	in the case of an annual general meeting (including an annual and special general meeting) of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and
(b)	in the case of a special general meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting of shareholders was made.
4.	To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Company must:
(a)	set forth, as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each, a “Proposed Nominee”):
(A)	the name, age, business address and residential address of the person;
(B)	the principal occupation(s), business(es) or employment(s) of the person both present and for the past five years;
(C)	the citizenship of the person;
(D)	the number of securities of each class of voting securities of the Company or any of its subsidiaries beneficially owned, or over which control or direction is exercised, directly or indirectly by the Proposed Nominee as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;
(E)	full particulars regarding any relationship, agreement, arrangement or understanding (collectively, the “Arrangements”), including without limitation financial, compensation and indemnity related Arrangements, between the Proposed Nominee and any Nominating Shareholder or any of its Representatives (as defined below) in connection with the Proposed Nominee’s nomination and election as a director of the Company;
(F)	whether the Proposed Nominee is party to any existing or proposed Arrangement with any competitor of the Company or any other third party which may give rise to a real or perceived conflict between the interests of the Company and the interests of the Proposed Nominee; and
(G)	any other information relating to the Proposed Nominee or his or her associates or affiliates that would be required to be disclosed in a dissident's proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below);

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(b)	set forth, as to the Nominating Shareholder and each beneficial owner, if any, on whose behalf the nomination is made:
(A)	the name, business address and, if applicable, residential address of such person;
(B)	the number of securities of each class of voting securities of the Company or any of its subsidiaries beneficially owned, or over which control or direction is exercised, directly or indirectly by such person and such person’s Representatives as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;
(C)	full particulars regarding (i) any proxy or other Arrangement pursuant to which such person or any of its Representatives has a right to vote or direct the voting of any shares of the Company, and (ii) any other Arrangement of such person or any of its Representatives relating to the voting of any shares of the Company or the nomination of any person(s) to the Board;
(D)	full particulars regarding any Arrangement of such person or any of its Representatives the purpose or effect of which is to directly or indirectly alter the economic interest of such person or any of its Representatives in the securities of the Company;
(E)	whether such person or any of its Representatives intends to deliver a proxy circular and/or form of proxy to any shareholder of the Company in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Company in support of such nomination; and
(F)	any other information relating to such person or any of its Representatives that would be required to be disclosed in a dissident's proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and
(c)	be accompanied by a written consent signed by each Proposed Nominee consenting to serve as a director of the Company if elected.

References to “Nominating Shareholder” in this Policy shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

5.	All information to be provided in a timely notice pursuant to paragraph 4 above shall be provided as of the date of such notice. In addition, to be considered timely and in proper written form, a Nominating Shareholder’s notice shall be promptly updated and supplemented, from time to time if and as necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting. Thereafter, the Nominating Shareholder shall notify the Company forthwith of any material change to the information previously provided occurring prior to the time of the meeting.

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6.	For the avoidance of doubt, paragraph 1 above shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special general meeting of shareholders of the Company. No person shall be eligible for election as a director of the Company by shareholders unless such person has been nominated in accordance with the terms of this Policy.
7.	For purposes of this Policy:
(a)	“Act” means the Business Corporations Act, S.B.C. 2002, c. 57 and the regulations thereunder, as from time to time amended, and every statute or regulation that may be substituted therefor and, in the case of such amendment or substitution, any reference in this Policy shall be read as referring to the amended or substituted provisions;
(b)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;
(c)	“public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System of Electronic Document Analysis and Retrieval atwww.sedar.com; and
(d)	“Representatives” of a person means the affiliates and associates of such person, all persons acting jointly or in concert with any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and “Representative” means any one of them.
8.	Notwithstanding any other provision of this Policy or any other policy of the Company, any notice or other document or information required to be given to the Secretary of the Company pursuant to this Policy may only be given by personal delivery or by email, and shall be deemed to have been given and made only at the time it is served by personal delivery to the Secretary at the address of the principal executive offices of the Company or emailed to corporate.secretary@newgold.com; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.
9.	Notwithstanding the foregoing, the Board may, in its sole discretion, waive all or any of the requirements in this Policy.
10.	The chair of any meeting of shareholders of the Company shall have the power and duty to determine whether any proposed nomination was made in accordance with the provisions of this Policy, and if any proposed nomination is not in compliance with such provisions, must declare that such defective nomination shall be disregarded.
11.	This Policy was approved and adopted by the Board on February 19, 2015 (the “Effective Date”) and is and shall be effective and in full force and effect in accordance with its terms and conditions from and after such date. Notwithstanding the foregoing, if this Policy is not approved by ordinary resolution of shareholders of the Company present in person or voting by proxy at the next meeting of those shareholders validly held following the Effective Date, then this Policy shall terminate and be void and of no further force and effect following the termination of such meeting of shareholders.
12.	This Policy shall be interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in that province.

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